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Exhibit 11
LANVISION SYSTEMS, INC.

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE


                                                     Three Months Ended
                                                         April 30,
                                              ----------------------------

                                                   2001           2000
                                               -----------    -----------

Net income                                     $   101,541    $   314,829
                                               ===========    ===========
Average shares outstanding                       8,879,241      8,848,093
Stock options:
 Total options                                     133,268        263,537
 Assumed treasury stock buyback                    (42,590)      (156,443)
Warrants assumed converted                            --             --
Convertible redeemable preferred
 stock assumed converted                              --             --
                                               -----------    -----------
Number of shares used in per
  common share computation                       8,969,919      8,955,187
                                               ===========    ===========

Basic net income per share of common stock
                                               $      0.01    $      0.04
                                               ===========    ===========
Diluted net income per share of common stock
                                               $      0.01    $      0.04
                                               ===========    ===========